Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ELECTS YOSHIAKI FUJIMORI TO BOARD OF DIRECTORS

Marlborough, Mass. (July 13, 2016) — Boston Scientific Corporation (NYSE: BSX) announced today the election of Yoshiaki Fujimori to its board of directors, effective immediately.

Yoshiaki Fujimori is an adviser to the LIXIL Group Corporation (“LIXIL”), for which he served as president and chief executive officer from 2011 to 2016. Prior to joining LIXIL, Mr. Fujimori spent 25 years with GE, including positions as senior vice president and chief executive officer (CEO) of a number of Asian and global business divisions, including Medical Systems, Plastics and Capital, and was a member of the Corporate Executive Council before serving as chairman, president and CEO of GE Japan for more than three years. Mr. Fujimori started his career at Japanese trading company Nissho Iwai Corporation (now Sojitz).

Mr. Fujimori serves as an external director of Tokyo Electric Power Company, a role he has held since June 2012. He is also an external director for Takeda Pharmaceutical Company Limited. He previously served as chairman of the Japan Construction Material & Housing Equipment Industries Federation. He received his bachelor’s degree in petroleum engineering from the University of Tokyo and his master’s degree from Carnegie Mellon Graduate School of Business, where he serves as a lifetime member of the Board of Trustees.

“Fujimori-san is an accomplished business leader and brings significant insights on how large companies plan, execute and compete globally to our Board,” said Mike Mahoney, chief executive officer and chairman of the board, Boston Scientific. “We are delighted to welcome him to the Board.”

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

CONTACTS
Media:	Investors:
Kelly Leadem	Susie Lisa, CFA
508-683-5543 (office)	508- 683-5565 (office)
Media Relations	Investor Relations
Boston Scientific Corporation	Boston Scientific Corporation
kelly.leadem@bsci.com	investor_relations@bsci.com